                                 EXHIBIT 11
                    FIRST TENNESSEE NATIONAL CORPORATION
                         PRIMARY EARNINGS PER SHARE
                    AND FULLY DILUTED EARNINGS PER SHARE


                                                           Three Months Ended              Six Months Ended
                                                                June 30                         June 30
                                                       -------------------------       -------------------------
Computation for Statements of Income:                      1997          1996             1997          1996
-------------------------------------                  -----------   -----------       -----------   ----------
Per statements of income (Thousands):
  Net income                                              $46,364       $42,347           $84,927       $79,788
                                                       ==========    ==========        ==========    ==========
Per statements of income:
  Weighted average shares outstanding                  64,005,532    67,224,935        64,292,500    67,263,195
                                                       ==========    ==========        ==========    ==========
Primary earnings per share (a):
  Net income                                                $ .72         $ .63             $1.32         $1.19
                                                       ==========    ==========        ==========    ==========
Additional Primary computation
-------------------------------
Adjustment to weighted average shares
  outstanding:
  Weighted average shares outstanding
    per primary computation above                      64,005,532    67,224,935        64,292,500    67,263,195
  Add dilutive effect of outstanding
    options (as determined by the
    application of the treasury stock
    method)                                             1,643,107       910,352         1,643,564       899,736
                                                       ----------    ----------        ----------    ----------
  Weighted average shares outstanding,
    as adjusted                                        65,648,639    68,135,287        65,936,064    68,162,931
                                                       ==========    ==========        ==========    ==========
Primary earnings per share, as adjusted (b):
  Net income                                                $ .71         $ .62             $1.29         $1.17
                                                       ==========    ==========        ==========    ==========
Additional Fully Diluted Computation
-------------------------------------
Adjustment to weighted average shares
  outstanding:
  Weighted average shares outstanding
    per primary computation above                      65,648,639    68,135,287        65,936,064    68,162,931
  Additional dilutive effect of outstanding
    options (as determined by the application
    of the treasury stock method)                          89,607           114            65,723        37,339
                                                       ----------    ----------        ----------    ----------
  Weighted average shares outstanding,
    as adjusted                                        65,738,246    68,135,401        66,001,787    68,200,270
                                                       ==========    ==========        ==========    ==========
Fully diluted earnings per share, as adjusted (b):
  Net income                                                $ .71         $ .62             $1.29         $1.17
                                                       ==========    ==========        ==========    ==========

(a)  These figures agree with the related amounts in the statements of income.
(b) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.